Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results

CHESTERFIELD, MO, November 13, 2015 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2015.

Net sales for the quarter were $12.2 million, a 14.8 percent decrease from the third quarter last year. U.S. net sales totaled $9.8 million, a decrease of 10.8 percent, compared to third-quarter 2014 net sales. Net sales outside of the United States declined 27.7 percent in the third quarter of 2015 compared to the prior-year quarter, with 9.3 percent of that decline due to the impact of foreign currency fluctuation as the result of a stronger U.S. dollar.

The net loss for the third quarter of 2015 was $289,000 or $0.02 per diluted share, compared to net income of $166,000 or $0.01 per diluted share in the third quarter of 2014. Loss from operations for the third quarter of 2015 was $377,000 compared to income of $228,000 for the same quarter of 2014.

On November 2, Reliv announced major updates to its distributor compensation plan that will go into effect February 1, 2016. The updated compensation plan will adjust profit level qualifications for distributors and introduce a new preferred customer program.

“Clearly, the results of the third quarter are not satisfactory. To achieve improved results, we initiated a strategic plan to further engage and support our distributor force,” said Robert L. Montgomery, Chairman and Chief Executive Officer. “Our announcements on November 2 were a key initial step in our strategy for 2016 and beyond.”

“We announced the updates three months before they go into effect in order to prepare and train our distributor field,” Montgomery said. “This also allows distributors during this three-month period to take advantage of unique incentives resulting from the transition process.”

“The new profit level qualifications simplify the compensation structure and provide a clearer, more achievable path to advancement,” Montgomery said. “We know from past success that this approach works, and we anticipate a greater number of distributors achieving higher ranks within the plan and driving sales growth.”

The preferred customer program will allow new customers to receive an automatic discount on all product orders without having to sign up as a distributor — a first for Reliv. “The preferred customer program provides an entirely new entry point into Reliv,” Montgomery said. “People interested in our nutritional solutions but reluctant to launch a Reliv distributorship now have added incentive to become customers. Similar programs within the direct sales industry have been met with great success, and we anticipate this program will lead to an increase in customer retail sales.”

For the first nine months of 2015, worldwide net sales were $39.5 million, representing an 8.7 percent decrease from the same period in 2014. In the United States, net sales declined 5.0 percent compared with the first nine months of the prior year. Net sales outside of the United States decreased by 20.0 percent in the first nine months of 2015 compared with the first nine months last year.

Reliv reported a net loss of $1.0 million, or $0.08 per diluted share in the first nine months of 2015, compared to a net loss of $274,000 or $0.02 per diluted share in the same period of 2014.

On September 30, 2015, Reliv entered into a term loan with Enterprise Bank & Trust in the principal amount of $3.25 million and a revolving credit facility with available borrowing capacity of $3.5 million. Reliv used the proceeds of the term loan to pay off the outstanding balance of principal and accrued interest under its prior term loan and revolving credit facility with BMO Harris Bank N.A. “We are pleased to begin a banking relationship with Enterprise and look forward to a long partnership with them,” said Montgomery. “This credit facility, coupled with our current cash reserves, gives us the capital needed for our strategic initiatives to grow Reliv in the coming years,” he added.

Reliv had cash and cash equivalents of $3.2 million as of September 30, 2015. This amount compares to $5.0 million as of December 31, 2014 and $5.2 million at this date last year.

Reliv’s total distributor count was 45,890 as of September 30, 2015 – a decrease of 7.1 percent from the same date in 2014 – of which 5,890 are Master Affiliate level and above. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

About Reliv International, Inc.
Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	September 30	December 31
	2015	2014
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,158,965	$4,989,392
Accounts receivable, less allowances of
$30,200 in 2015 and $26,300 in 2014	84,536	265,530
Accounts and note due from employees and distributors	132,786	121,208
Inventories	5,619,487	5,177,465
Other current assets	1,315,814	979,615

Total current assets	10,311,588	11,533,210

Other assets	5,466,291	5,462,855
Intangible assets, net	2,723,179	2,925,775
Net property, plant and equipment	6,574,752	6,925,970

Total Assets	$25,075,810	$26,847,810

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$4,486,860	$5,187,057
Current portion of long-term debt	813,560	697,423
Long-term debt - noncurrent	3,279,589	3,547,267
Other noncurrent liabilities	377,825	418,785
Stockholders' equity	16,117,976	16,997,278

Total Liabilities and Stockholders' Equity	$25,075,810	$26,847,810

Consolidated Statements of Operations
	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$11,250,271	$13,206,275	$36,401,384	$39,867,425
Handling & freight income	944,182	1,108,006	3,072,783	3,387,322

Net Sales	12,194,453	14,314,281	39,474,167	43,254,747

Costs and expenses:
Cost of products sold	2,603,167	2,968,139	8,245,871	8,855,401
Distributor royalties and commissions	4,308,647	4,985,450	14,048,971	15,425,704
Selling, general and administrative	5,659,989	6,133,040	18,244,930	19,390,732

Total Costs and Expenses	12,571,803	14,086,629	40,539,772	43,671,837

Income (loss) from operations	(377,350)	227,652	(1,065,605)	(417,090)

Other income (expense):
Interest income	28,536	31,736	88,991	100,008
Interest expense	(36,814)	(26,054)	(87,502)	(75,689)
Other income (expense)	(72,373)	(60,372)	(227,434)	(53,983)

Income (loss) before income taxes	(458,001)	172,962	(1,291,550)	(446,754)
Provision (benefit) from income taxes	(169,000)	7,000	(273,000)	(173,000)

Net income (loss)	($289,001)	$165,962	($1,018,550)	($273,754)

Earnings (loss) per common share - Basic	($0.02)	$0.01	($0.08)	($0.02)
Weighted average shares	12,919,000	12,666,000	12,853,000	12,666,000

Earnings (loss) per common share - Diluted	($0.02)	$0.01	($0.08)	($0.02)
Weighted average shares	12,919,000	12,750,000	12,853,000	12,666,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)
	Three months ended September 30,				Change From
	2015		2014		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$9,759	80.0%	$10,946	76.5%	$(1,187)	-10.8%
Australia/New Zealand	283	2.3%	399	2.8%	(116)	-29.1%
Canada	260	2.2%	346	2.4%	(86)	-24.9%
Mexico	136	1.1%	192	1.3%	(56)	-29.2%
Europe	1,304	10.7%	1,956	13.7%	(652)	-33.3%
Asia	452	3.7%	475	3.3%	(23)	-4.8%

Consolidated total	$12,194	100.0%	$14,314	100.0%	$(2,120)	-14.8%

Net sales by Market
(in thousands)
	Nine months ended September 30,				Change From
	2015		2014		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$30,831	78.1%	$32,453	75.0%	$(1,622)	-5.0%
Australia/New Zealand	984	2.5%	1,261	2.9%	(277)	-22.0%
Canada	1,028	2.6%	993	2.3%	35	3.5%
Mexico	567	1.4%	607	1.4%	(40)	-6.6%
Europe	4,651	11.8%	6,529	15.1%	(1,878)	-28.8%
Asia	1,413	3.6%	1,412	3.3%	1	0.1%

Consolidated total	$39,474	100.0%	$43,255	100.0%	$(3,781)	-8.7%

The following table sets forth, as of September 30, 2015 and 2014, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. The active distributor count for Europe includes our preferred customers in France. This program began in mid-2013 and the Europe active distributor count as of September 30, 2015 and 2014 includes France preferred customers of 3,106 and 2,822, respectively.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2015		As of 9/30/2014		Change in %
	Total	Master	Total	Master	Total	Master
	Active	Affiliates and	Active	Affiliates and	Active	Affiliates
	Distributors	Above	Distributors	Above	Distributors	and Above

United States	33,360	4,500	35,680	5,240	-6.5%	-14.1%
Australia/New Zealand	1,210	130	1,290	150	-6.2%	-13.3%
Canada	1,250	230	1,250	260	0.0%	-11.5%
Mexico	1,240	100	1,140	140	8.8%	-28.6%
Europe	6,390	630	8,060	920	-20.7%	-31.5%
Asia	2,440	300	2,000	320	22.0%	-6.3%

Consolidated total	45,890	5,890	49,420	7,030	-7.1%	-16.2%